Exhibit 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2007 Second Quarter Earnings

Austin, Texas, August 7, 2007 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today second quarter 2007 consolidated net earnings of $21.9 million, or $5.98 per diluted share, compared with consolidated net earnings of $22.2 million, or $6.07 per diluted share, reported for the second quarter of 2006. Consolidated net earnings for the first six months of 2007 were $40.5 million, or $11.09 per diluted share, compared with $36.3 million, or $9.91 per diluted share, reported a year ago. The Company's book value per share at June 30, 2007 increased to $265.15.

Earnings from operations, excluding net realized gains on investments(1), totaled $19.1 million, or $5.24 per diluted share, for the second quarter ended June 30, 2007, compared with $21.2 million, or $5.78 per diluted share, reported for the quarter ended June 30, 2006. For the first six months of 2007, earnings from operations were $37.7 million, or $10.31 per diluted share, versus $34.3 million, or $9.37 per diluted share, for the first six months of 2006. Referring to the second quarter results, Mr. Moody noted, “While we are again extremely pleased with our life insurance sales, which increased 45% in this year’s second quarter over last year, our second quarter operating results reflect a marginally higher incidence of policyholder benefits in the form of death claims and policy withdrawals and an increase in expense levels. Although year-to-date operating results are favorable compared to last year at this time, we are keeping a careful watch on these expenditures.”

Operating revenues, excluding realized investment gains and derivative income, totaled $121.3 million for the quarter ended June 30, 2007, compared to $116.4 million reported in the second quarter of 2006, while year-to-date operating revenues increased to $239.7 million in 2007 from $236.0 million in the first six months of 2006. Mr. Moody indicated that business growth has been strong in both the domestic and international markets of the Company. “Domestic life insurance sales growth continues to be a positive development in the Company’s overall business with a 58% growth rate in the first half of 2007 over 2006. Even though our international business is a larger and more mature business for the Company, it has exhibited a healthy 26% growth rate in the first six months of the year.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 11,130 contracted independent agents, brokers and consultants, and at June 30, 2007, maintained total assets of $6.8 billion, stockholders' equity of $1.0 billion, and life insurance in force of $16.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

(1)
The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$121,251	116,355	239,717	236,011
Derivative income (loss)	23,279	(17,328)	18,684	(2,152)
Realized gains on investments	4,165	1,616	4,406	3,039
Total revenues	$148,695	100,643	262,807	236,898

Earnings:
Earnings from operations	$19,144	21,177	37,659	34,297
Net realized gains on investments	2,707	1,050	2,864	1,975
Net earnings	$21,851	22,227	40,523	36,272

Basic Earnings Per Share:
Earnings from operations	$5.28	5.84	10.40	9.47
Net realized gains on investments	0.75	0.29	0.79	0.54
Net earnings	$6.03	6.13	11.19	10.01

Basic Weighted Average Shares	3,622	3,628	3,622	3,623

Diluted Earnings Per Share:
Earnings from operations	$5.24	5.78	10.31	9.37
Net realized gains on investments	0.74	0.29	0.78	0.54
Net earnings	$5.98	6.07	11.09	9.91

Diluted Weighted Average Shares	3,650	3,665	3,653	3,661

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com